Exhibit 10.1
Employment Agreement
     This Employment Agreement (the “Agreement”) is entered into between CPNO Services, L.P., a Texas limited partnership (“Employer”) and James E. Wade (“Employee”) on this 5th day of April, 2010 (the “Commencement Date”).
     WHEREAS, Employer recognizes the value of the employment of Employee to the continued success and profitable operation of Employer’s parent, Copano Energy, L.L.C. (the “Company”) and its Affiliates (as defined in Section 18); and
     WHEREAS, Employer desires to employ Employee to serve as Senior Vice President of the Company and President and Chief Operating Officer of the Company’s Texas segment operating subsidiaries and in such other positions with Affiliates of Employer as may be designated from time to time.
     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:
1. Employment. Employer hereby agrees to employ Employee and Employee hereby accepts employment upon the terms and conditions specified in this Agreement.
2. Duties and Responsibilities.
     2.1 Duties. Employee shall be employed by Employer to serve as Senior Vice President of the Company and President and Chief Operating Officer of the Company’s Texas segment operating subsidiaries and in such other positions with Affiliates of Employer as may be designated from time to time. Employee agrees to perform diligently and to the best of his abilities the duties and services required to effectively discharge the functions assigned to such position by Employer, as well as such additional or different duties and services that Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to all policies of Employer.
     2.2 Time and Effort. Employee shall, during the term of this Agreement, devote his full business time, energy, and best reasonable efforts to the business and affairs of Employer, the Company and its Affiliates. Employee may not engage, directly or indirectly, in any other business, investment, or business activity that interferes with Employee’s performance of his duties under this Agreement, is contrary to the interests of Employer, the Company or its Affiliates, or requires any significant portion of Employee’s business time.
3. Term of Agreement.
     (a) This Agreement shall be for a three-year period commencing on the Commencement Date (the “Primary Term”) and shall continue in effect year-to-year thereafter (each year known as a “Renewal Term”) until terminated by Employer or Employee providing sixty (60) days’ written notice to the other prior to the end of the Primary Term or any subsequent Renewal Term.
     (b) Notwithstanding anything to the contrary contained in this Section 3, it is agreed that if a Change of Control of the Company (as defined below) occurs during the Primary Term or any Renewal

Term, then this Agreement shall not be subject to termination under Section 3(a) and shall remain in force for a period of one year after such Change of Control, and if Employee’s employment is terminated within said one year, this Agreement shall remain in effect in accordance with its terms. If, during the Primary Term or any Renewal Term and within such one year after a Change of Control, Employee’s employment with Employer is not terminated, this Agreement will again be subject to termination pursuant to Section 3(a).
4. Compensation and Benefits
     4.1 Salary. Employee shall be paid beginning on the Commencement Date an annual base salary of $270,000 (the “Base Salary”), subject to Employer’s standard payroll practice and minus applicable taxes and withholdings. Employee’s Base Salary shall be subject to annual review and adjustment.
     4.2 Bonus. Effective on the Commencement Date, Employee shall be eligible to participate in the Company’s Management Incentive Compensation Plan (“MICP”) or any substitute incentive compensation plan as may be in effect from time to time for the benefit of management employees of the Company and its Affiliates who are similarly situated to Employee. Employee shall be eligible to earn an annual incentive award with an initial target award of 50% of the Base Salary. Employee’s bonus amount will be determined by the Compensation Committee of the Board of Directors of the Company based on a combination of factors, including Employee’s achievement of applicable personal objectives and the Company’s achievement of applicable financial and operational objectives. Any bonus earned by Employee pursuant to this Section 4.2 will be paid no later than March 15th following the end of the calendar year to which it relates.
     4.3 Long-Term Incentive Plan. Employee will be eligible to participate in the Company’s Long-Term Incentive Plan (“LTIP”). On the Commencement Date, Employee will receive a grant of 8,500 unit appreciation rights and 4,000 phantom units. The unit appreciation rights will have an exercise price equal to the closing price of Company’s Common Units on the grant date, vest in five equal annual increments commencing on the first anniversary of the Commencement Date, and have a ten (10) year exercise term. The phantom units will vest in five equal annual increments commencing on the first anniversary of the Commencement Date.
     Additionally, on the Commencement Date, Employee will receive a grant of 35,000 long-term retention phantom units, which will cliff vest on August 1, 2013, or earlier upon the death or disability of Employee or termination of Employee’s employment by the Company for reasons other than cause (as defined herein).
     4.4 Insurance, Vacation, and Other Benefits. Employee shall be eligible to participate in Employer’s medical and other insurance plans and all other programs, savings plans, and other employment-related benefits of Employer in accordance with the terms of those programs.
5. Termination of Agreement.
     5.1 Termination of Agreement by Employer For Cause or Upon Employee Death or Disability.

     (a) Employer shall have the right to terminate Employee’s employment under this Agreement prior to the expiration of the Primary Term or any Renewal Term for any of the following reasons:
(i)	for “cause,” which termination shall be without notice or payment in lieu of notice. “Cause” shall mean (a) gross negligence, gross incompetence, or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; (b) willful refusal without proper reason to perform the duties and services required of Employee pursuant to this Agreement; (c) the commission of any fraudulent act or dishonesty in the course of Employee’s employment by Employer; (d) indictment, arrest or conviction of a felony under a criminal code of the United States of America or any state thereof, whether or not committed in the course of employment by Employer; (e) investigation of Employee by any state or federal agency for any alleged breach of a criminal or civil statute or regulation; or (f) breach of any material provision of this Agreement or of any material policy or procedure applicable to Employer;
(ii)	upon Employee’s death;
(iii)	upon Employee’s becoming incapacitated by accident, sickness, or other circumstances that in the reasonable opinion of a qualified doctor approved by Employer renders Employee mentally or physically incapable of performing the duties and services required of Employee (with or without reasonable accommodation within the meaning of the Americans with Disabilities Act).
     (b) In the event of termination of this Agreement pursuant to Section 5.1(a), Employee shall be entitled to receive (i) any Base Salary earned through the date of termination of the Agreement but not yet paid, (ii) an amount equal to any earned but unused vacation time and (iii) amounts (if any) to which Employee may be entitled pursuant to the Company’s bonus or equity incentive compensation plans.
     5.2 Other Terminations of Agreement by Employer. Subject to Section 9, in the event Employer terminates this Agreement for any reason other than those set forth in Section 5.1(a) prior to the expiration of the Primary Term, Employee shall be entitled to a lump sum severance payment equal to two times the sum of (a) Employee’s then Base Salary in effect at the time of termination and (b) Employee’s target incentive award under the MICP or any applicable incentive compensation plan as may be in effect. If Employee is terminated at any time after the expiration of the Primary Term, Employee shall be entitled to a lump sum severance payment equal to one year of Employee’s then Base Salary in effect at the time of termination of the Agreement and shall be eligible to receive a pro-rata bonus pursuant to the terms of the MICP or any applicable incentive compensation plan as may be in effect. In addition, in each of these circumstances, Employee shall also be entitled to continuation of all medical and dental coverages in which he and his eligible dependents participated on the date of termination of the Agreement, at Employer’s cost, for the greater of (a) one year after the date of termination of the Agreement or (b) the remainder of the Primary Term, if applicable, not to exceed the maximum periods provided for under the Consolidated Omnibus Budget Reconciliation Act. Notwithstanding the foregoing provisions of this Section 5.2, Employee shall be entitled to payment of the greater of (1) any severance amount provided for in any Company sponsored severance plan, if applicable, or (2) amounts payable hereunder.
For sake of clarity, Employee shall not be entitled to any severance payment or benefits under this Agreement in connection with a termination of this Agreement pursuant to Section 3. Any payment pursuant to this Section 5.2 shall be paid within sixty days following the effective date of termination.

     5.3 Change of Control. Subject to Section 9, in the event on or within one year following a Change of Control of the Company, as defined in the Company’s Change in Control Severance Plan (the “CIC Plan”) as in effect on the Commencement Date, (i) Employee is terminated by the Company without “Cause” (as defined in the CIC Plan) or (ii) Employee terminates his employment for Good Reason, (as defined in the CIC Plan), then in lieu of any payment pursuant to Section 5.2, Employee shall be entitled to (i) a severance payment that is the greater of (1) the amount determined as a Level I participant in accordance with the terms of the Company’s CIC Plan in effect on the Commencement Date or (2) an amount to which Employee may be entitled to any successor change in control severance plan, which payment shall be made promptly following the effective date of the termination of Employee’s employment but in no event later than two and one-half months following the end of the calendar year in which such date occurred, and (ii) continuation of all medical and dental coverages in which he and his eligible dependents participated on the date of termination of the Agreement, at Employer’s cost, for the greater of the period provided in Section 5.2 or the period available under the Company’s CIC Plan. In addition, pursuant to the terms of the LTIP and the applicable awards, upon a Change of Control of the Company, all outstanding awards (including, without limitation, those specified in Section 4.3 above) shall automatically vest or become exercisable, as the case may be; provided, however, that with respect to any such award that constitutes deferred compensation within the meaning of Section 409A of the Code, the timing of payment of such award shall not be accelerated unless the Change of Control constitutes a 409A Change of Control.
     “409A Change of Control” shall mean the occurrence of a change of control event (as defined in Treasury regulation section 1.409A-3(i)(5)) with respect to the Company.
     5.4 Termination by Employee. Employee shall have the right to terminate this Agreement at any time upon thirty (30) days prior written notice to Employer. In the event of termination of this Agreement pursuant to this Section, Employee shall be entitled to receive (a) any Base Salary earned through the date of termination of the Agreement but not yet paid, (b) an amount equal to any earned but unused vacation time and (c) amounts (if any) to which Employee may be entitled pursuant to the Company’s bonus or equity incentive compensation plans.
6. Warranty. Employee represents and warrants that he is not under any obligation to any entity or person that would prevent, impair or limit the performance of his obligations under this Agreement. Employee further represents and warrants that he has been afforded a reasonable opportunity to consider this Agreement before signing it, that he has been afforded a reasonable opportunity to retain an attorney of his choosing in connection with this Agreement, and that he has carefully read the Agreement and understands it.
7. Non-Disclosure Agreement, Non-Solicitation Agreements, and Covenant Not to Compete.
     7.1 Acknowledgments. Employee acknowledges that Employer wishes to protect the competitive position of Employer and its Affiliates and to ensure the continued protection of the confidential information of Employer and its Affiliates. Employee further acknowledges that by virtue of his employment with Employer, including those services provided by Employee to the Company and its Affiliates, he is the beneficiary of the goodwill of Employer.
     7.2 Access to and Use of Confidential Information. Employer agrees to provide Employee Confidential Information (as defined below). Employee acknowledges that during the course of his employment, he will have access to highly confidential information about Employer and its Affiliates’ business, including but not limited to (i) information and records about customers, partners, business methods or practices, (ii) finances, (iii) accounting, (iv) pricing or pricing strategies, (v) contracts, (vi)

vendors, (vii) computer hardware, software, and operating systems and (viii) training programs (collectively “Confidential Information”). Employee acknowledges that the Confidential Information is constantly revised and updated. Employee further acknowledges that he needs the Confidential Information to perform his job duties for Employer. Notwithstanding any provision of this Agreement to the contrary, Confidential Information does not include any information which: (i) at the time of disclosure to Employee or thereafter is in the public domain (other than as a result of a disclosure directly or indirectly by Employee), (ii) was available to Employee on a non-confidential basis from a source other than Employer or its Affiliates, provided that such source was not bound by a duty of confidentiality to Employer or its Affiliates or (iii) is independently acquired or developed by Employee without violating any of Employee’s obligations hereunder.
     7.3 Non-Disclosure of Confidential Information. Employee acknowledges that the Confidential Information that Employer promises to provide him constitutes a valuable, special, and unique asset of Employer. Employee acknowledges that all Confidential Information is and shall at all times remain the property of Employer. Employee further acknowledges that except as required by his duties to Employer, he will not after termination of his employment, directly, indirectly, or otherwise, use, disseminate, or disclose the Confidential Information without having first obtained written permission from Employer. Employee agrees that any Confidential Information in his possession or control, as well as any other materials or items owned by Employer, whether or not they constitute Confidential Information, shall be returned to Employer immediately upon the termination of this Agreement.
     7.4 Non-Solicitation of Employees. In consideration of Employer’s promise to provide Confidential Information to Employee, in consideration of his employment with Employer, and in consideration of Employer’s promise to pay Employee certain severance benefits as set forth in Section 5.2 and 5.3, Employee agrees that for a one-year period following the termination of this Agreement, Employee shall not, directly or indirectly, jointly or individually, through other entities or persons or either on his own behalf or in the service of others, (i) encourage or induce any then current employee of Employer or its Affiliates to leave the employment of Employer or its Affiliates or (ii) offer employment, retain, hire or assist in the hiring of any current employee of Employer or its Affiliates or any former employee of Employer or its Affiliates employed by Employer or its Affiliates at any time during the twelve (12) month period prior to the termination of this Agreement, by any person, association, or entity not affiliated with Employer or its Affiliates.
     7.5 Non-Solicitation of Customers. In consideration of Employer’s promise to provide Confidential Information, in consideration of his employment with Employer, and in consideration of Employer’s promise to pay Employee certain severance benefits as set forth in Section 5.2 and 5.3, Employee agrees that for a one-year period following the termination of this Agreement, Employee shall not, directly or indirectly, jointly or individually, solicit or otherwise attempt to obtain the business of customers of Employer or its Affiliates in the counties in Texas in which Employer or its Affiliates conducted business at the time of the termination of his employment or within 12 months prior thereto or assist in the solicitation of such business by any person, association, or entity not affiliated with Employer.
     7.6 Covenant Not to Compete. In consideration of Employer’s promise to provide Confidential Information to Employee, in consideration of his employment with Employer, and in consideration of Employer’s promise to pay Employee certain severance benefits as set forth in Section 5.2 and 5.3, Employee agrees that for a one-year period following the termination of this Agreement, Employee shall not, directly or indirectly, jointly or individually, through other entities or persons or either on his own behalf or in the service of others, compete or attempt to compete with the Company or its Affiliates or work with or for any person or entity that engages in the midstream natural gas business, or otherwise provides the same services or engages in the same business as the Company or its Affiliates, in the counties in Texas where the Company or its Affiliates or its subsidiaries do or have done business during the term of this Agreement. Employee hereby agrees that the provisions of this Section are reasonable in time, area, and scope, and that in the event of Employee’s breach of this covenant not to compete or to disclose, Employer shall be entitled to injunctive and/or monetary relief.
     7.7 Remedies. Employee and Employer acknowledge that in the event that Employee breaches any of the restrictive covenants contained in this Agreement, it will be difficult to measure Employer’s damages for such injuries and that, in the event of such a breach, Employer, in addition to pursuing its other legal and equitable remedies, will be entitled to a temporary restraining order and injunction to enforce this Agreement, without any requirement for the securing or posting of any bond in connection with such a remedy.
     7.8 Reformation. It is expressly understood and agreed that Employer and Employee consider the restrictions contained in this Section 7 to be reasonable and necessary to protect the proprietary information of Employer and its affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.
     7.9 Survival. It is expressly understood that the restrictions set forth in this Section 7 shall survive the termination of this Agreement in accordance with their terms notwithstanding any termination of this Agreement.
8. Resolution of Disputes.
     8.1. Alternative Dispute Resolution. Except with respect to the equitable relief described in Section 7, Employer and Employee hereby knowingly, voluntarily, and irrevocably agree that any disputes or conflicts in any way arising out of or relating to: (a) this Agreement; (b) the performance or breach of any of the matters described herein; or (c) Employee’s employment with Employer shall be resolved pursuant to binding arbitration under the auspices of the American Arbitration Association (“AAA”).
     (a) The arbitrator shall be licensed to practice law in Texas and shall be selected by mutual agreement of the parties. If the parties fail to reach agreement upon appointment of an arbitrator within thirty (30) days following receipt by one party of the other party’s notice of desire to arbitrate, then the arbitrator shall be selected from a list or lists of persons submitted by the AAA. The selection process shall be that which is set forth in the AAA National Rules for the Resolution of Employment Disputes then prevailing, except that, if the parties fail to select an arbitrator from one or more lists, AAA shall not have the power to make an appointment but shall continue to submit additional lists until an arbitrator has been selected.
     (b) Notice of arbitration must be given within the limitations period for the claim on which the notice is based. If the claiming party fails to give notice of arbitration within that time, the claim shall be deemed to be waived and shall be barred from either arbitration or litigation.

     (c) The arbitrator shall render a final decision on the claim(s) within 180 days of the selection of the arbitrator and such decision shall be set forth in a written, reasoned opinion. In reaching his decision, the arbitrator shall be bound to apply the substantive rules of applicable law and shall be prohibited from awarding any exemplary or punitive damages.
     (d) Employer and Employee jointly recognize the mutual benefits of arbitration, and mutually desire and intend that the expenses of the arbitration proceeding, including the arbitrator’s fees, be shared equally between them, subject to the arbitrator’s discretion, in appropriate cases, to issue a final award granting such expenses to one party or the other. Employer and Employee expressly acknowledge that the sharing of such expenses is both fair and equitable, and that neither will challenge such arrangement. Nevertheless, if a court addressing the enforceability of this Section 8 should deem Section 8 to be unenforceable because of the equal sharing of expenses, then Employer shall pay such percentage of the expenses as are necessary to render Section 8 enforceable in the eyes of the Court, but may seek to recover one-half of such expenses from any monetary award, if any, that is made to Employee by the arbitrator.
     8.2 Survival. The provisions of Section 8 shall survive the termination of this Agreement for any reason whatsoever.
9. Release. As a condition to receiving any severance payments or benefits under this Agreement, Employee shall execute and not revoke a general release in a form acceptable to Employer, releasing all claims relating to Employee’s employment with Employer, the termination thereof, and the terms and conditions thereof. Such general release must be irrevocable not later than 60 days following his termination of employment, otherwise any severance benefits provided hereunder shall be forfeited.
10. Waiver. Any waiver or consent from either party with respect to any term or provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which it was given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of either party at any time to require performance of, or to exercise any of its rights or remedies with respect to any term or provision of this Agreement shall not affect such party’s right at a later time to enforce any such term or provision.
11. Amendment. No amendment or modification of this Agreement shall be valid or effective, unless it is in writing and signed by both Employer and Employee.
12. Assignment. Employer may assign this Agreement to any successor entity of Employer or any Affiliate of Employer. Employee may not assign this Agreement.
13. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
14. Entire Agreement. This Agreement constitutes the entire agreement between Employer and Employee with respect to the subject matter of this Agreement.
15. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas without regard to conflicts of law principles thereof.

16. Notices. Any notice required or permitted under this Agreement shall be in writing and shall be delivered by certified or registered United States Mail, postage prepaid, addressed as follows:

Employer:	CPNO Services, L.P. 2727 Allen Parkway, Suite 1200 Houston, Texas 77019 Attention: R. Bruce Northcutt President and Chief Executive Officer

Employee:	James E. Wade

     Any notice given in accordance herewith shall be deemed to have been given when received by the addressee. The address for notice may be changed by notice given in accordance with this provision.
17. Application of Section 409A of the Internal Revenue Code.
     (a) Delayed Payment Restriction. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein or pursuant to any other agreement or plan of the Company to which Employee is entitled to any payment or benefit would be subject to additional taxes and interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) if the Employee’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. For purposes of this Agreement, “Section 409A Payment Date” shall mean the earlier of (1) the date of the Employee’s death or (2) the date which is six months after the date of termination of the Employee’s employment with the Company. Employee hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.
     (b) Separation from Service. For purposes of this Agreement, to the extent required by Section 409A of the Code, references Employee’s termination of employment will be interpreted consistently with the term “separation from service” within the meaning of Section 409A of the Code.
     (c) Section 409A Compliance. References in this Agreement to Section 409A of the Code include both that section of the Code itself and any regulations and authoritative guidance promulgated thereunder. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A, including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.

18. Affiliates. For purposes of this Agreement, “Affiliate” shall mean with respect to the Company, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.
19 . Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall be deemed one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

CPNO SERVICES, L.P.
By: CPNO Services, GP, L.L.C., its general partner

By:	/s/ R. Bruce Northcutt
R. Bruce Northcutt
President and Chief Executive Officer

JAMES E. WADE
/s/ James E. Wade